Exhibit 99.1

Transcript of STAA earnings conference call –

May 11, 2016

4:30pm ET

Corporate Participants

* Brian Moore, EVC Group - IR

* Caren Mason, STAAR Surgical Co - President & CEO

* Steve Brown, STAAR Surgical Co - VP & CFO

Conference Call Participants

* Chris Cooley, Stephens Inc. - Analyst

* Matt Larew, William Blair & Company - Analyst

* Jeff Chu, Canaccord Genuity - Analyst

* Jim Sidoti, Sidoti & Company - Analyst

* Raymond Myers, Benchmark Capital - Analyst

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Presentation

Operator [1]

Good day, ladies and gentlemen, thank you for standing by. Welcome to the STAAR Surgical first quarter 2016 financial results conference call.

(Operator Instructions)

This call is being recorded today Wednesday, May 11, 2016. At this time I would like to turn the conference over to Mr. Brian Moore with EVC Group. You have the floor, sir.

Brian Moore, EVC Group - IR [2]

Thank you, Andrew, and good afternoon everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the Company's financial results for the first quarter which ended on April 1, 2016. Joining me on the call today are Caren Mason, President and CEO of STAAR Surgical and Steve Brown, CFO. The news release detailing the first quarter results was issued just after 4:00 pm Eastern Time and is now available on STAAR's website at www.STAAR.com.

Before we get started, let me quickly remind you that during the course of this conference call the Company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the Company's projections, expectations, plans, beliefs and prospects. These statements are based on judgment and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement in today's press release as well as STAAR's public periodic filings with the SEC. STAAR assumes no obligation to update these forward-looking statements to reflect future events or outcomes and does not intend to do so.

In addition, to supplement the GAAP numbers we have provided non-GAAP adjusted net income and diluted net income per share information. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. The table reconciling the GAAP information to the non-GAAP information is included in today's financial release which is available on our website. Now I would like to turn the call over to Caren Mason, President and Chief Executive Officer of STAAR Surgical.

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Caren Mason, STAAR Surgical Co - President & CEO [3]

Thank you Brian, and good afternoon everyone. I will begin our discussion with general commentary on the state of the business. Steve will then review key first quarter 2016 financial results before we open the call for your questions.

Our first quarter revenue of $19.3 million was solid, especially following a record Q4 in 2015. In addition, in Q1 2015, we booked approximately $1 million in ICL revenue directly tied to backlog replenishment. This would then, for comparison purposes only, reduce the prior year's quarterly demand to $17.8 million. To further elaborate, if you compare the six month periods of Q4 2014 through Q1 2015, to Q4 2015 through Q1 2016, we increased total revenue by 13% and ICL units by 25%.

Performance in this period included the tailwind effects of the manufacturing move to Monrovia, and continuing variation in seasonality and distributor inventory demand. It is important to note that our ability to meet Spheric and Toric ICL on-time delivery requirements has been steady for the last several quarters and we expect to continue this positive performance. We have built up inventory to appropriate levels to assure supply and it is reaping dividends in many international markets where the EVO lens, formerly known as the CentraFLOW lens, can be implanted on the same refractive surgery timetable measured from patient interest to procedure as other refractive surgeries.

We've made it clear that as we move toward becoming a more premium and primary ICL practice partner for our surgeons, the traditional rather up-and-down cycles of our ordering partners should transition to a more steady and predictable pattern. The achievement of a central base business development is predicated on our becoming a far more significant and revenue generating portion of the refractive surgeons' business than we are today.

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In managing the larger and more transformational strategic partnerships, we are providing co-marketing and branding support, social media and website integration, practice development, certified training and other primary practice development support programs. We are working through this model most effectively in China and are bringing that experience to other major markets where we are in discussion with several large multi-clinic and eye hospital potential partners. That being said, we reiterate our 2016 goal to increase ICL units by double digits, to expand our gross margins and to determine by year end what our IOL offering should look like as a true cataract care business.

I will spend the rest of my time giving a quick update on the FDA progress and the remainder covering the American Society of Cataract and Refractive Surgery, the ASCRS meeting. FDA remediation and continuation of quality systems overhaul remains at the top of the list of our strategic priorities. The achievement of remediation and quality system plan commitments, as submitted to the FDA, and assuring that our global quality certifications are maintained, remain as essential goals. In Q1, our internal goal achievement was on target and on budget.

Turning to the ASCRS, STAAR successfully introduced its new global branding, ten-year clinical data analysis, surgeon training, practice development and brand ambassador and patient appearances at the ASCRS meeting in New Orleans from May 6 through 10, 2016. The evolution in visual freedom initiatives included the introduction of the new EVO+ line of expanded optic ICLs available in selected international markets in April.

Dr. Jaime Aramberri, a renowned refractive surgeon from Spain, implanted the first EVO+ lenses in March. He presented his findings at the meeting and concluded that, “Increasing the optical zone diameter means improving the optics, which is the goal of premium refractive surgery.” Our Collamer ICL with its CentraFLOW technology will be branded as EVO and EVO+ lenses and the EU version of our new consumer facing website will be www.discoverevo.com. The ICL lenses offered in the US will remain branded as the Visian ICL with the new consumer facing website online today which is www.discovervisianicl.com.

Major initiatives at the ASCRS included -- clinical data. Leading surgeons in ophthalmology presented results from peer-reviewed scientific literature highlighting the safety and effectiveness of STAAR's implantable Collamer lenses. These data presentations included key findings from a comprehensive meta-analysis now in press entitled ICL Decade In Review, authored by internationally recognized leader in ophthalmology, Mark Packer, MD.

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Dr. Packer cited the authors of a paper from the Journal of Ophthalmology who noted that the ICL provides, “significant gains across a broad range of life activities and is clearly a life-changing intervention.” Meta-analysis of safety data from the peer-reviewed literature including up to 10 years of experience, comprehensively demonstrated a low rate of complications.

In surgeon training and practice development, STAAR's new practice development programs and initiation of the inaugural clinical ICL Training Institute, CITI, were introduced. Presenters included Barnett Delaney Perkins' CEO, Mark Rosenberg. Barnett Delaney Perkins is a 15 clinic and 9 surgery center practice in Arizona, which will be providing certified ICL training to surgeons and will become a new strategic partner for STAAR. Mr. Rosenberg's presentation highlighted the practice patterns and economics of successfully integrating ICL implant surgery as a premium and primary offering of a cataract and refractive surgery practice.

Patients and surgeons also highlighted the patient experience. Patients for whom the ICL truly has been a life-changing experience, along with their surgeons, presented the rationale for choosing ICL and very compelling stories of life before and after the achievement of visual freedom with the ICL. Patients included Dr. Alison Tendler, a leading cataract lens implant and refractive surgeon, Ki-Shui Liao, a professional golfer and Dr. Jessica Hua, a professor and ecotoxicologist.

Our newest brand ambassador, Eve Torres Gracie, an athlete, WWE champion, actress and advocate trainer for women's self-defense presented her professional and personal evolution to visual freedom upon having the ICL implanted. Eve's profile and video highlighting her six years with her ICLs can be found on www.discoverVisianICL.com or on www.facebook.com/evetorresdotcom. Eve has over 1 million Twitter followers and advocates for visual freedom with the Visian ICL through social media and personal appearances.

Fundamentally, at the ASCRS, our progress in achieving our strategic priorities in: creating the visual freedom market for implantable lenses, transforming the surgeon and patient experience, establishing the Certified ICL Training Institute and sharing long-term safety and effectiveness data for STAAR was clearly demonstrated. I encourage you to visit our new website www.STAAR.com and watch the EVOlution video and visit the www.discovervisianicl.com website designed for patient education and patient experience.

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To inspire a new generation to begin their pursuit of visual freedom, the new STAAR branding was largely created for Millennials, by Millennials with a few Boomers thrown in for good measure. We've had extraordinarily positive feedback and I'm thrilled to launch the new STAAR with such a terrific team. I will now turn over the call to Steve for a review of our first quarter 2016 financial results.

Steve Brown, STAAR Surgical Co - VP & CFO [4]

Thank you, Caren, and good afternoon, everyone. I'll start the financial overview with a summary of topline results and then provide more details by product and market.

STAAR achieved sales of $19.3 million in the first quarter 2016, an increase of 2% over the $18.9 million of sales reported in the first quarter of 2015. The sales increase was driven by a 46% increase in ICL sales in China, a doubling of ICL sales in Germany due to the conversion to direct selling, and the impact of increased pricing which occurred in both markets in the fourth quarter of 2015. These increases were partially offset by lower IOL sales and injector parts sold to a third-party.

For our ICL product line, total sales were $13.2 million for the first quarter of 2016, increasing 8% from the prior-year period with units flat compared to the prior-year period. EMEA ICL sales were $4.9 million during the first quarter, an increase of 9% compared to the prior-year period on the strength of higher average selling prices. Sales in Germany increased 108% over the prior-year period, due to the conversion from the former distributor to direct selling. ICL unit growth in the European markets was offset by decreases in the Middle East and Latin America for a decrease in EMEA ICL units of 3% compared to the prior-year period.

Asia-Pac ICL sales were $6.7 million during the first quarter, an increase of 10% compared to the prior-year period, driven by China revenue growth of 46% and higher average selling prices partially offset by a decline in Korea after two strong consecutive quarters. Similarly, ICL unit growth in China of 40% was partially offset by a decrease in Korea for an increase in Asia-Pac ICL units of 4% compared to the prior-year period. North America ICL sales were $1.6 million during the first quarter, down 5% in revenue and 14% in units from the prior-year period.

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For our IOL product line, total IOL sales were $5.1 million for the first quarter of 2016, and down 5% from the prior-year period with units down 8%. As we indicated last quarter, we are reviewing the fitness of certain of our cataract lens offerings and chose to delay shipment of certain of our IOL lenses in the US until qualification of equipment and inspection methods were completed. This delay, combined with the continuing phase-out of IOL sales in China, was partially offset by growth in Japan.

As Caren mentioned earlier, and to provide a broader perspective, if you compare the six-month periods of the fourth quarter 2014 through the first quarter of 2015, to the fourth quarter of 2015 through the first quarter of 2016, we increased total revenue by 13% and ICL units by 25%.

Turning the discussion to margins and spending, our gross profit margin was 67.4%, including the cost of the accelerated vesting of stock compensation, which had a negative impact of 290 basis points, compared to the prior-year period gross margin of 68.4%. Excluding the accelerated vesting, the gross profit margin was 70.3% or a 190 basis point improvement from the prior-year period. This improvement resulted from higher average selling prices net of the impact of a weaker euro year-over-year that added 150 basis points, lower ICL unit costs that added 140 basis points, an increased mix of higher-margin ICL units that added 80 basis points and lower other costs of 50 basis points all of which were partially offset by higher IOL unit costs of 230 basis points due to lower overhead absorption.

Operating expenses for the first quarter of 2016 increased $8.6 million to $23 million from $14.4 million in the prior-year period, primarily due to $6.3 million in non-cash expense for the accelerated vesting of stock compensation. Excluding the accelerated vesting, operating expenses increased $2.3 million or 16%. General and administrative expenses was $8.5 million, an increase of $3.3 million compared to the prior-year, of which $2.9 million was due to the accelerated vesting of stock compensation and $400,000 primarily to reserve for local taxes in Japan. Marketing and selling expense was $7.7 million, an increase of $2 million compared to the prior-year, of which $1.5 million was due to the accelerated vesting of stock compensation and $1 million was for higher international selling and promotional costs -- primarily headcount related -- and partially offset by about $500,000 in optimization of North America selling and promotional costs.

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Research and development expense, which includes remediation and other FDA expenses, was $6.9 million, an increase of $3.3 million compared to the prior-year, of which $1.9 million was due to accelerated vesting of stock compensation. $900,000 was for investments in clinical affairs and $600,000 was for costs related to quality system improvements. Remediation expense for the year was on budget.

Turning our attention to the bottom line, the net loss for the first quarter of 2016 was $8 million or $0.20 per share compared with a net loss of $2.3 million or $0.06 per share for the prior-year period. Included in the net loss for the first quarter of 2016 was a non-cash expense of $6.5 million net of taxes, or $0.16 per share for the accelerated vesting of stock compensation. As a result, the higher net loss in the first quarter of 2016 versus the prior-year period was due to the accelerated vesting.

Excluding the accelerated vesting, the net loss was $1.5 million or $0.04 per share and the lower net loss versus the prior-year period due to improved gross margins, higher other income and an income tax benefit primarily due to our net operating losses from our foreign operations and tax benefits related to the dissolution of one of our foreign subsidiaries.

On a non-GAAP basis, the adjusted net loss for the first quarter of 2016 was $533,000 or $0.01 per share compared with adjusted net income of $987,000 or $0.02 per diluted share for the prior-year period. These adjusted figures exclude nonrecurring expenses such as FDA remediation, gains and losses on foreign currency transactions and stock-based compensation costs.

Turning to the balance sheet. Cash and cash equivalents at April 1, 2016 totaled $9 million compared to $10.8 million at the end of the first quarter of 2015 and $13.4 million at year end 2015. The Company used $4.4 million in cash during the first quarter of 2016.The first quarter normally represents the highest uses of cash of any quarter for the Company. This year was no exception, as approximately $3.3 million of the $4.4 million of cash used in the first quarter is not expected to repeat in the remaining quarters of the year. We believe that our current cash balances, coupled with cash flow from operating activities will be sufficient to meet our working capital requirements for the foreseeable future.

This concludes my comments, and with that we are ready to take your questions. Operator, please open the line for questions.

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Questions and Answers

Operator [1]

(Operator Instructions)

Our first question comes from Chris Cooley from Stephens.

Chris Cooley, Stephens Inc. - Analyst [2]

Good afternoon, Caren and Steve. Appreciate you taking the questions.

Caren Mason, STAAR Surgical Co - President & CEO [3]

Good afternoon.

Chris Cooley, Stephens Inc. - Analyst [4]

Three quick ones for me and that I will get back in the queue. When we talk about the core goals of the Company to increase ICL units at a double-digit range this year, expand gross margin and define the cataract business, we understand the cataract business definition is really more of a second half or year-end type of an event? Gross margin, if you make some adjustments, did expand in the quarter.

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But if I heard everything correctly, units on the ICL front, in the quarter not the select six-month period, were flat in aggregate and in many markets down? So maybe first address what gives you confidence that you'll see a meaningful acceleration in unit growth throughout the course of the year such that you can get to the double-digit ICL growth rate for the full year? Or is that more a function of the price step-up in ASP? Then I have a quick follow-up.

Caren Mason, STAAR Surgical Co - President & CEO [5]

Sure. Fundamentally, we experience and have, as you are aware, we have had markets that in a particular quarter will be especially robust and then it may be followed by a lessening of demand. There is, as we said, fundamentally a very strong -- you would say trend analysis. We used to do trailing 12 months in other companies that I have been with, where there's seasonality here. We've had a -- I don't know a better expression -- a rather lumpiness that has associated with demand cycles that haven't been easily predictive.

But when we talk to the surgeons, we look at our forecast, we understand the kind of very high level integration we are achieving, for example as we mentioned in our Chinese hospital partnerships as well as others that are on the horizon, we expect that you'll see uptake over time.

And as we said when we talked about how we would get to double digits, we said we would get there by building sequentially throughout the year and we are still confident that is the direction we are heading.

Chris Cooley, Stephens Inc. - Analyst [6]

Okay, that's helpful, thank you. Then I believe, if I'm not mistaken, at the end of calendar year last year you all talked about planned FDA remediation expenses throughout the course of this calendar year of approximately $2 million; and if I'm backing in to the penny you had in the reconciliation correctly, it’s about $500,000 in the quarter. So I guess part one, is that math correct?

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Should I assume that's tracking in line with that roughly $2 million if I annualize that run rate? That is in keeping with your expectations, am I thinking about that math correctly?

Steve Brown, STAAR Surgical Co - VP & CFO [7]

That's correct, Chris.

Chris Cooley, Stephens Inc. - Analyst [8]

Okay, fine. Last for me and then I will get back in queue. I realize a little over $3 million isn't expected to repeat, in terms of your expenses there during the course of the quarter that led to the $4.4 million burn in cash in 1Q, but with approximately $9 million in cash, and assuming that you continue to burn cash for the next several quarters, could you remind us about your liquidity?

What additional capacity the Company has and general terms on those facilities? Thank you.

Steve Brown, STAAR Surgical Co - VP & CFO [9]

Sure. Chris, let's talk about the $3.3 million, those were one-time cash outlays that we had.

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Chris Cooley, Stephens Inc. - Analyst [10]

Correct.

Steve Brown, STAAR Surgical Co - VP & CFO [11]

Okay. So the operational investments were primarily in clinical affairs and in the quality system. There was another $1.5 million that was due to a decrease in working capital but that decrease included $2.7 million in those cash outlays that will not repeat for the rest of the year.

Then there was another $1 million in property and equipment purchases. We plan to use financing throughout the remainder of the year for other purchases. Then there was another $600,000 that will also not repeat, the cash outlay that was for repurchases of employee shares for withholding taxes in connection with the accelerated vesting of stock compensation.

Chris Cooley, Stephens Inc. - Analyst [12]

So I guess just to summarize that, to make sure I'm on the same page here -- I can follow up with you afterwards. We'll just follow-up after the call, that'll be fine. Thank you so much.

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Operator [13]

Our next question comes from Brian Weinstein from William Blair.

Matt Larew, William Blair & Company - Analyst [14]

Good afternoon, this is Matt Larew in for Brian today. My first question is on the quality issue in the first quarter, regarding IOL and the shipments in the United States? Was that something that was resolved in the quarter or is that going to linger here into the second quarter and perhaps throughout the year?

Caren Mason, STAAR Surgical Co - President & CEO [15]

We have not completed our work for the particular IOL product that was referenced. We would hope to make a determination by the end of the quarter.

Matt Larew, William Blair & Company - Analyst [16]

Can you share what the specific issue was you were addressing?

Caren Mason, STAAR Surgical Co - President & CEO [17]

Fundamentally, as we go through the verification and validation of everything we do in rebuilding the quality system, if we come to an area where we are not satisfied, in terms of historically where we've been, and we want to kind of reassess and renew all documentation and processes associated, we then make a determination whether it's material enough to stop shipment. In this particular case we chose to do that.

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We will continue to do our analysis and make a determination of whether we will continue with the appropriate changes in procedure and process and the appropriate reporting to the agency, if required. Bottom line is we are doing everything we should be doing and confident that we will make the right decisions.

Matt Larew, William Blair & Company - Analyst [18]

Okay, understood. The processes you are reviewing, are those things that are quite specific to these certain IOL lenses you are addressing? Or are they things that perhaps could extend beyond to other products?

Caren Mason, STAAR Surgical Co - President & CEO [19]

No, each product is taken in and of itself in terms of documentation and SOP.

Matt Larew, William Blair & Company - Analyst [20]

The only other one for me, is on the conversion of distributor to direct in Germany. Could you just give us what the growth rate contribution was from that conversion? Or another way would be, what the growth was excluding the conversion of distributor to direct?

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Steve Brown, STAAR Surgical Co - VP & CFO [21]

The unit growth, quarter over quarter was 2%. If you recall, in our fourth-quarter call and our third-quarter call, unit growth in Germany, which is also post conversion, was strong double digits.

Matt Larew, William Blair & Company - Analyst [22]

Okay, that's all.

Operator [23]

Our next question comes from Jason Mills from Canaccord Genuity.

Jeff Chu, Canaccord Genuity - Analyst [24]

Good afternoon, this is actually Jeff Chu filling in for Jason. Just two quick ones from me. Caren, the new SMILE LASIK procedure seems to be gaining steam in international markets, according to our checks. Do you foresee this being a competitor for patients to ICL?

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Caren Mason, STAAR Surgical Co - President & CEO [25]

No, I think it would be additive to ICL. We understand that also in Europe there has been -- where a refractive surgeon has felt it made sense, there's been a combination of ICL with kind of finishing off at times using the SMILE procedure.

In terms of indications of use, we understand that SMILE is getting a little higher up the diopter curve, but fundamentally, the surgeons we talk to are still looking at SMILE more as a traditional LASIK product, rather than being specifically better than today's wavefront-guided offering.

Jeff Chu, Canaccord Genuity - Analyst [26]

Okay, got it. Thank you. I'm sorry if I missed this, but could you give an update on the US business, specifically the toric ICL and any regulatory pathway for next gen ICLs in the US market?

Caren Mason, STAAR Surgical Co - President & CEO [27]

Sure. We have a really terrific new clinical affairs team and are working with a number of outstanding support consultants who, with regard to the toric ICL as we said in the past, anything further that is required from the FDA would be on hold until such time as we were out from under the warning letter. With regard to EVO and the opportunity there, we certainly are preparing for submission, at least the initial pre-ID discussion documentation. So we are moving ahead in that regard.

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Jeff Chu, Canaccord Genuity - Analyst [28]

Got it. I wonder if I could sneak one more question in here? With regard to your international distribution business.

Your conversion in Germany has gone pretty well from what I can tell. Curious if you see any additional opportunities to convert distributors to direct, and what guides your decision to make such a conversion?

Caren Mason, STAAR Surgical Co - President & CEO [29]

Really the opportunity for us is dependent upon how have we built the business with the distributor, and in some Asian countries, that goes through importers such as China. In some cases, such as with our Chinese importer, they actually create businesses within their companies that are specific to ICL and are an extension of our Company and that is really the premier relationship.

In other countries, we are one of many products offered in the cataract and refractive market. If the distributor is not expanding our business, not representing us well, is not supporting all of the services and practice development, and co-marketing programs that we are currently putting together and if we have, in that particular market, really strong support with large customers, as well as loyal customers such as in Germany, it just makes sense to go direct.

So it really is dependent upon all of those factors and as we see the opportunity and where we can build these markets successfully, independent of a distributor that does not add value, we will do so.

Jeff Chu, Canaccord Genuity - Analyst [30]

Thank you for the color. I will get back in the queue.

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Caren Mason, STAAR Surgical Co - President & CEO [31]

You're welcome. (Operator Instructions) Our next question comes from Jim Sidoti of Sidoti and Company.

Jim Sidoti, Sidoti & Company - Analyst [32]

Good afternoon, can you hear me?

Caren Mason, STAAR Surgical Co - President & CEO [33]

Yes, Jim.

Jim Sidoti, Sidoti & Company - Analyst [34]

Great. Steve, did you mention the impact of currency revenue in the quarter?

Steve Brown, STAAR Surgical Co - VP & CFO [35]

It was not material in the quarter, Jim.

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Jim Sidoti, Sidoti & Company - Analyst [36]

Okay. And then regarding the progress with the FDA, can you characterize that? Is still generally one-way communication? You communicating with them, or have you gotten any feedback from them validating the steps that you are taking?

Caren Mason, STAAR Surgical Co - President & CEO [37]

No, fundamentally we remain where we have been in the previous quarters -- that we submitted a plan and are working the plan and are achieving all of what we promised on a month by month basis.

Jim Sidoti, Sidoti & Company - Analyst [38]

You haven't heard back anything good or bad otherwise from the FDA?

Caren Mason, STAAR Surgical Co - President & CEO [39]

No.

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Jim Sidoti, Sidoti & Company - Analyst [40]

The launch of the EVO+ lens, you indicated that happened in April in Spain?

Caren Mason, STAAR Surgical Co - President & CEO [41]

Yes.

Jim Sidoti, Sidoti & Company - Analyst [42]

What are the other regions you intend to launch that device in? And can you give us a rough outline of when that will be launched?

Caren Mason, STAAR Surgical Co - President & CEO [43]

The EVO+ lenses are now being launched throughout the EU, and we have a lot of plans going forward for getting the surgeons the right information on the expanded optic. And its early indications from our first users so what we did, the marketing team, is make sure that some of the surgeons who implant a number of the CentraFLOW lenses had the opportunity to be the initial implanters.

They have reported back very positive indications of performance and very happy patients. Just as happy if not happier than the current CentraFLOW patients, and so now we are ready to explode into all the other markets in the European Union.

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Jim Sidoti, Sidoti & Company - Analyst [44]

Okay, and then when do you think you will launch in Asia?

Caren Mason, STAAR Surgical Co - President & CEO [45]

It is obviously dependent upon when we get registration, but we are in every major market that we are in today with CentraFLOW, we are in process of seeking approval.

Jim Sidoti, Sidoti & Company - Analyst [46]

And then you said to the previous questioner that you are at the early stages of applying for approval in the United States? Is that for the EVO+ or the Evo?

Caren Mason, STAAR Surgical Co - President & CEO [47]

That is for Evo.

Jim Sidoti, Sidoti & Company - Analyst [48]

Thank you.

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Caren Mason, STAAR Surgical Co - President & CEO [49]

You're welcome.

Operator [50]

Our next question comes from Raymond Myers of Benchmark.

Raymond Myers, Benchmark Capital - Analyst [51]

Thank you. Caren, in the prepared remarks you say that you expect the current level of investment in operations, etc. to continue for the next several quarters. Does that imply at some point, possibly next year, you expect that investment to tail off?

Caren Mason, STAAR Surgical Co - President & CEO [52]

Yes. Year two of a three-year transformation from my experience is always the most intensive. Year one, you're putting your plans together, you’re making a determination of how you're going to pace and scale the change. In year two, we are making a lot of the bigger investments.

As we said earlier in the year, we talked about $3 million around the quality system which was an incremental $2.1 million. We talked about creating the Evolution in Visual Freedom market which was an incremental $2 million, and improving -- which really we needed to do, infrastructure and systems, $4 million. We expect that most of those investments will then take us through the next -- at least three to five years in terms of upgrade.

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We have fundamentally finished 90% plus of the branding in record time, so we expect now to be reaping the benefits of that and moving into integrating into the practices of refractive surgeons, our ability to get patients in the door through this kind of outreach.

Raymond Myers, Benchmark Capital - Analyst [53]

So what we should look for is first the benefits of these on the fundamental business? And second, I'm trying to get a visibility as to how much spending levels will decline in 2017?

Caren Mason, STAAR Surgical Co - President & CEO [54]

I'm not really prepared to speak directionally or apply guidance around what the third year looks like, but you can rely on the fact that I'm going to be working with the team to very aggressively increase our earnings associated and our positive cash flow associated with the topline growth.

Raymond Myers, Benchmark Capital - Analyst [55]

That sounds encouraging. Could you comment briefly on the progress and contribution from the recent first quarter partnerships that were announced with Memira and Aier?

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Caren Mason, STAAR Surgical Co - President & CEO [56]

Aier, which is our Chinese partner -- it was explosive growth with them. They are a big part of that 46% growth in China as a whole so we are thrilled.

I can tell you from meeting at ASCRS with our Chinese importer, LangSheng, and our country manager, that the planning for the remainder of the year and into the future years is very strong and positive. We are integrating, as we hope we would, already as a much bigger part of the total refractive surgery procedures for the Aier eye hospitals of China. They are excellent co-promoting partners and we, as I said in my prepared remarks, are learning from them as well as supporting them.

So we expect to bring a lot of that to other markets. They have phenomenal patient events where they quickly, through bringing them and funneling them in through basic eye appointments, they funnel those with the right prescriptive need into a refractive surgery gathering, and within 48 hours they are usually operated on with financing in place.

They just quickly -- because it is a fun story -- they showed me a picture of a van that has been converted, that literally is an on-wheels movie theater and they go into large areas where young Millennials hang out and invite them to watch a movie including EVOlution -- which you will see at STAAR.com in Chinese -- with popcorn and Coca-Cola. And they have an 80% convert rate for those of certain prescriptive requirements for their vision correction. They are a terrific partner.

Memira is also starting out strong. Not quite at the level that Aier is but we expect over time for them to integrate well with us and we have a number of other partnerships, as I said, that are currently in development and in discussion. Plus, we would like to welcome our newest strategic partner, Barnett Delaney Perkins, in Arizona.

Raymond Myers, Benchmark Capital - Analyst [57]

Thank you, that's great color. My last question would be around the V6 ICL targeting presbyopia -- did you mention where that is in development? In the past you've been talking about approaching design freeze?

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Caren Mason, STAAR Surgical Co - President & CEO [58]

Yes. We continue to move forward. We are in discussions with our partners for our first in-man implants and we hope, as we have said, I believe in the past, to be talking about this at the ASCRS and having not a lot of experience, but enough to be able to share at that point in time, in terms of our progress and what's left that we feel we need to do to bring that product to market.

Raymond Myers, Benchmark Capital - Analyst [59]

Great, thank you, very much.

Caren Mason, STAAR Surgical Co - President & CEO [60]

Thank you.

Operator [61]

That's all the questions we have in the queue at this time so I'd like to turn the call back over to Caren Mason, President and CEO of Staar Surgical for closing remarks.

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Caren Mason, STAAR Surgical Co - President & CEO [62]

I'd like to thank everyone for calling in today and for being such great support for our Company. And we appreciate your interest and all the best for all of you. Take care.

Operator [63]

Ladies and gentlemen, thank you again for your participation in today's conference call. This now concludes the program and you may all disconnect your telephone lines at this time. Everyone have a great day.

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